Exhibit 99.1

Caesars Entertainment, Inc. Appoints

Sandra Douglass Morgan to Board of Directors

LAS VEGAS and RENO, Nev. (October 22, 2021) – Caesars Entertainment, Inc. (NASDAQ: CZR) today announced the appointment of Sandra Douglass Morgan to its Board of Directors, effective November 7, 2021, and subject to required regulatory approvals. Morgan, an attorney, is the past chairwoman of the Nevada Gaming Control board and the first African American to serve as chair.

“We are delighted to add Sandra Douglass Morgan to the Caesars Entertainment leadership team,” said Gary Carano, Executive Chairman of the Board, Caesars Entertainment. “Sandra is rooted in the gaming industry in a way few others could be. Her experience as chair of the Nevada Gaming Control Board and as a member of the Nevada Gaming Commission gives her a deep understanding of our industry. Her leadership as an attorney for gaming corporations and government entities adds another lens through which she has developed a unique perspective which will help our company continue to move forward as the gaming landscape evolves and grows.”

Morgan was appointed chairwoman and executive director of the Nevada Gaming Control board in January of 2019 after serving on the Nevada Gaming Commission. In her role as chair of Nevada gaming’s regulatory agency, Morgan implemented sweeping changes, including ensuring licensees adopted and implemented policies against discrimination and paving the way for cashless wagering at machines and table games, as well as steering the industry through the start of the COVID-19 pandemic.

“Sandra is a proven leader, team builder, and passionate advocate for always doing the right thing,” said Tom Reeg, CEO of Caesars Entertainment. “I’m pleased to add her independent voice to our strong board of directors. I look forward to working with her, the rest of our board, and the management team to continue to drive results for our guests, our Team Members, and our shareholders.”

Before becoming chair of the Nevada Gaming Control Board, Morgan served as Director of External Affairs for AT&T Services, Inc., responsible for managing AT&T’s government and community affairs in Nevada. She previously served as the City Attorney for the City of North Las Vegas and was the first African-American City Attorney in Nevada. She began her career as a litigation attorney in the gaming industry.

Morgan currently serves as a board member of the following publicly traded companies: Fidelity National Financial (Nasdaq: FNF), Allegiant Travel Company (Nasdaq: ALGT), and Cerberus Cyber Sentinel Corp (OTC: CISO).

With the addition of Morgan, Caesars Entertainment’s Board of Directors will grow to 10 members.

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About Caesars Entertainment, Inc.

Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the US and one of the world’s most diversified casino-entertainment providers. Since its beginning in Reno, NV, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe®, and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified gaming, entertainment and hospitality amenities, one-of-a-kind destinations, and a full suite of mobile and online gaming and sports betting experiences. All tied to its industry-leading Caesars Rewards loyalty program, the company focuses on building value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. Know When To Stop Before You Start®. Gambling Problem? Call 1-800-522-4700. For more information, please visit. www.caesars.com/corporate.